P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS COMPLETES $2 MILLION FINANCING

SAN ANTONIO, Texas -- June 2, 2006 _ Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced it has secured a $2 million financing for the recently formed ASI Energy Division.

The Company issued a two-year $2 million note that earns interest at 14%, payable semi-annually.  The lender received Class E Warrants to purchase 2,107,926 shares of the Company's Common Stock at $1.186, which was the fair market value of the Common Stock on the date of closing. The warrants have a five-year term and are exercisable after six months from the date of closing. Net proceeds after expenses totaled approximately $1.765 million. Palladium Capital Advisors, LLC, acted as placement agent.

Until shareholders approve the terms of the Class E Warrants, no more than 752,072 shares may be issued pursuant to the transaction. Shareholders will be asked to approve a provision that will make the conversion price of the note equal to $0.95, which is a 20% discount to the fair market value of ASI's Common Stock on the date of closing. Shareholders also will be asked to grant 1,053,963 five-year Class C Warrants exercisable after six months from the date of closing at $1.21, which is 102% of the fair market value of the Company's Common Stock on the date of closing, and grant 2,107,926 five-year Class D Warrants exercisable after six months from the date of closing at $1.36, which is 115% of the fair market value of ASI's Common Stock on the date of closing. The Note and both the C and D Warrants will carry typical anti-dilution provisions that provide for additional issuance of shares if the Company issues additional Common Stock at a price lower than the conversion or exercise prices. Additional warrants equal to 8% of each of the Class C, D and E warrants, or a total of 421,585 warrants, were issued to the placement agent.

If shareholder approval is not obtained, the holder(s) may accelerate the maturity of the Note to four months after the Closing Date and call for its repayment on 30 days notice. Proceeds will be used to fund the Company's Energy Division, including the development of its recent purchase of an 80-net-mineral-acre interest under a 640-acre drilling and spacing unit located in Oklahoma. The Company is participating in the drilling and completion of an initial well that will be operated by Range Resources Corporation (NYSE: RRC).

Lori Jones, CEO, said, "This is our first major foray into the exploration and production space and we are pleased to participate with well-known industry players. This financing represents the first major accomplishment of the Energy Division. We believe shareholders will benefit from this transaction, which, if shareholders approve, will increase our market capitalization. We also believe the anticipated benefits that could accrue from this opportunity will far exceed the effects of the resulting dilution."

Analytical Surveys Inc. (ASI) Energy Division is focused on the expansion into high-quality production and development opportunities that include proven reserves within seller operated properties and, initially, non-operating working interest investments. ASI's also provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.